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                                                                       Exhibit 8

                                     [SIDLEY & AUSTIN LETTERHEAD]


                                            August 9, 1996



Mr. Emmet P. Cassidy
Secretary and Treasurer
Peoples Energy Corporation
130 East Randolph Drive
24th Floor
Chicago, Illinois 60601


    RE:  PEOPLES ENERGY CORPORATION DIRECT PURCHASE
         AND INVESTMENT PLAN (THE "PLAN")
         ------------------------------------------

Dear Mr. Cassidy:

    You have requested our opinion with respect to the Federal income tax consequences to participants in the Plan. A description of the Plan is contained in the prospectus forming a part of the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission with respect to the Plan. Such description is incorporated herein by reference.

    In our opinion the Federal income tax consequences to participants in the Plan are as follows:

    Generally, any cash dividend which is reinvested under the Plan will be taxable to a participant as if it had been received by the participant, even though the participant does not receive the dividend in cash, but, instead, uses it to purchase shares under the Plan. As such, a participant is treated in the same manner as a shareholder who is not a participant in the Plan.

    Brokerage fees incurred by the administrator of the Plan in purchasing shares of Peoples Energy Corporation common stock on the open market and which are paid by Peoples Energy Corporation, will result in additional dividend income to participants. A participant's share of these brokerage fees should be shown on the Form 1099DIV issued annually to each shareholder. The amount of such brokerage fees will increase the participant's tax basis for the shares acquired under the Plan. Thus, a participant's tax basis for the shares acquired under the Plan with reinvested dividends will be equal to the amount paid for the shares (i.e. the amount of the reinvested dividend) plus the amount of any brokerage fees included in the participant's income.

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Mr. Emmet P. Cassidy
August 9, 1996
Page 2


    We hereby consent to the use of this opinion as an exhibit to the Registration Statement on Form S-3 to be filed by Peoples Energy Corporation under the Securities Act of 1933, as amended, and further hereby consent to the reference to our name in the prospectus comprising a part of such Registration Statement under the caption "Legal Matters".

                                                      Very truly yours,

                                                      /s/ SIDLEY & AUSTIN